Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

By

TEMPLETON DRAGON FUND, INC. (THE “FUND”)

Up to 4,874,109 Shares of Its Issued and Outstanding

Common Stock, Par Value $0.01 Per Share (the “Shares”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

EASTERN TIME, ON JULY 10, 2002, UNLESS THE OFFER IS EXTENDED.

      THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, COLLECTIVELY CONSTITUTE THE “OFFER”) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEMPLETON DRAGON FUND, INC. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

IMPORTANT

      Any holder of Shares (each a “Shareholder”) desiring to tender any portion of his or her Shares should either: (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered Shares if such Shareholder has been issued physical certificates, signature guarantees for all Shareholders tendering uncertificated Shares, and any other required documents to Mellon Investor Services, LLC (the “Depositary”); or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact the broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

      Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Mellon Investor Services, LLC (the “Information Agent”), in the manner set forth on the last page of this Offer to Purchase.

      If you do not wish to tender your Shares, you need not take any action.

June 11, 2002

SUMMARY TERM SHEET

      This Summary Term Sheet highlights certain information concerning this tender offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal.

What Is The Tender Offer?	Templeton Dragon Fund, Inc. (the “Fund”) is offering to purchase up to 10% of its outstanding Shares, or 4,874,109 Shares, for cash at a price per share equal to 90% of the net asset value (“NAV”) per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange (“NYSE”) on July 10, 2002, (or if the Offer is extended, on the date to which the Offer is extended), upon specified terms and subject to conditions as set forth in the tender offer documents.

When Will The Tender Offer Expire, And May The Offer Be Extended?	The tender offer will expire at 11:59 p.m., Eastern time, on July 10, 2002, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Purchase.

What Is The Net Asset Value Per Fund Share As Of A Recent Date?	As of May 31, 2002, the net asset value per Share was $10.62. See Section 7 of this Offer to Purchase for additional information regarding net asset values and market prices. During the pendency of the tender offer, current per Share NAV quotations can be obtained from Mellon Investor Services, LLC by calling toll free at 1-866-825-8878, between 9:00 a.m. and 11:00 p.m. Eastern time, Monday through Friday (except holidays). You may also call Franklin Templeton Fund Information’s toll free number at 1-800-DIAL BEN (1-800-342-5236).

Will The Net Asset Value Be Higher Or Lower On The Date That The Price To Be Paid For Tendered Shares Is To Be Determined?	No one can accurately predict the NAV at a future date, but you should realize that the NAV on the date the purchase price for tendered Shares is to be determined may be higher or lower than the NAV on May 31, 2002.

How Do I Tender My Shares?	If your Shares are registered in your name, you should obtain the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, read them, and if you decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by Mellon Investor Services, LLC, the Depositary, in proper form, before 11:59 p.m., Eastern time, on July 10, 2002 (unless the tender offer is extended by the Fund, in which case the new deadline will be as stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in “street name”), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and

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deliver the necessary documents for submission to the Depositary by July 10, 2002 (or if the Offer is extended, the expiration date as extended). See Section 3 of this Offer to Purchase.

Is There Any Cost To Me To Tender?	No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Shareholders a fee for soliciting tenders for Shares pursuant to this Offer. See the Letter of Transmittal.

May I Withdraw My Shares After I Have Tendered Them And, If So, By When?	Yes, you may withdraw your Shares at any time prior to 11:59 p.m., Eastern time, on July 10, 2002 (or if the Offer is extended, at any time prior to 11:59 p.m., Eastern time, on the new expiration date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

How Do I Withdraw Tendered Shares?	A notice of withdrawal of tendered Shares must be timely received by the Depositary, which specifies the name of the Shareholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person who tendered the Shares. See Section 4 of this Offer to Purchase.

May I Place Any Conditions On My Tender Of Shares?	No.

Is There A Limit On The Number Of Shares I May Tender?	No, however only 4,874,109 Shares will be accepted for tender. See Section 1 of this Offer to Purchase.

What If More Than 4,874,109 Shares Are Tendered (And Not Timely Withdrawn)?	The Fund will purchase duly tendered Shares from tendering Shareholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) according to the number of Shares tendered by each Shareholder (and not timely withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 4,874,109 Shares. See Section 1 of this Offer to Purchase.

If I Decide Not To Tender, How Will The Tender Offer Affect The Fund Shares I Hold?	Your percentage ownership interest in the Fund will increase after completion of the tender offer.

Does The Fund Have The Financial Resources To Make Payment?	Yes. The purchase price of the Shares in the Offer will be financed first through cash on hand and then through (a) the sale of portfolio securities and/or (b) borrowing, each in the amount or amounts determined by Templeton Asset Management Ltd., the Fund’s investment manager, in its reasonable discretion, subject to restrictions or limitations contained in the Fund’s charter documents or prospectus, any of the Fund’s material agreements, each as amended from time to time, or the rules and regulations promulgated under the Investment Company Act of 1940, as amended. See Section 5 of this Offer to Purchase.

If Shares I Tender Are Accepted By The Fund, When Will Payment Be Made?	Payment for tendered Shares, if accepted, will be made as soon as reasonably practicable after July 10, 2002 (or if the Offer is extended, on the date to which the Offer is extended).

Is My Sale Of Shares In The Tender Offer A Taxable Transaction For U.S. Federal Income Tax Purposes?	For most Shareholders, yes. The sale of the Shares pursuant to the tender offer by U.S. Shareholders, other than those who are tax exempt, will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. The Depositary will withhold federal income taxes equal to 30% of the gross payments payable to Non-U.S. Shareholders unless the Depositary determines that such Non-U.S. Shareholder is eligible for a reduced rate of withholding pursuant to a treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. See Section 8 of the Offer to Purchase for a more detailed discussion of certain U.S. federal income tax consequences. U.S. and Non-U.S. Shareholders are advised to consult their own tax advisors.

Is The Fund Required To Complete The Tender Offer And Purchase All Shares Tendered Up To The Maximum Of 4,874,109 Shares?	Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered, as described in Section 13 of this Offer to Purchase.

Is There Any Reason Shares Tendered Would Not Be Accepted?	In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

How Will Tendered Shares Be Accepted For Payment?	The Fund will accept for payment properly tendered Shares, as determined by the Fund, up to a maximum of 4,874,109 Shares, by delivering a notice of acceptance to the Depositary. Payment will thereafter be made as directed by the Fund with monies to be deposited with the Depositary by the Fund. See Section 2 of this Offer to Purchase.

What Action Need I Take If I Decide Not To Tender My Shares?	None.

Does Management Encourage Shareholders To Participate In The Tender Offer, And Will Management Participate In The Tender Offer?	None of the Fund, its Board of Directors or the Fund’s investment manager, Templeton Asset Management Ltd., is making any recommendation to tender or not to tender Shares in the tender offer. No director or executive officer of the Fund intends to tender Shares. See Section 6 of this Offer to Purchase.

Will This Be My Last Opportunity To Tender Shares To The Fund?	The Board of Directors has approved a subsequent tender offer, to commence after termination of the Offer and prior to April 30, 2003, for not less than an additional 10% of the Fund’s then outstanding Shares at a price of not less than 90% of NAV per Share. While currently it is expected that the subsequent tender offer will occur, there can be no assurance that the subsequent tender offer will occur. If the subsequent tender offer does not occur, this Offer may be your last opportunity to tender Shares to the Fund. See Section 6 of this Offer to Purchase.

How Do I Obtain Additional Information?	Questions and requests for assistance should be directed to Mellon Investor Services, LLC, the Information Agent for the tender offer, toll free at 1-866-825-8878. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Information Agent for the tender offer. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

TO THE HOLDERS OF COMMON STOCK, PAR VALUE $0.01 PER SHARE OF

TEMPLETON DRAGON FUND, INC.

Introduction

      Templeton Dragon Fund, Inc., a Maryland corporation (the “Fund”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to purchase up to 10% of the Fund’s outstanding shares of common stock, par value $0.01 per share (the “Shares”) or 4,874,109 Shares in the aggregate (the “Offer Amount”), at a price (the “Purchase Price”) per Share, net to the seller in cash, equal to 90% of the net asset value (“NAV”) in U.S. Dollars per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange (“NYSE”) on July 10, 2002, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to those documents, collectively constitute the “Offer”). The depositary for the Offer is Mellon Investor Services, LLC (the “Depositary”). The Fund has mailed materials for the Offer to record holders as of June 7, 2002.

      THIS OFFER IS BEING EXTENDED TO ALL HOLDERS OF THE SHARES (THE “SHAREHOLDERS”) AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTION 13 OF THIS OFFER TO PURCHASE.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

      As of May 31, 2002, there were 48,741,093 Shares issued and outstanding, and the NAV was $10.62 per Share. The Fund does not expect that the number of Shares issued and outstanding will be materially different on the Termination Date (as defined below). Shareholders may contact Mellon Investor Services, LLC, the Fund’s Information Agent, toll free at 1-866-825-8878, between 9:00 a.m. and 11:00 p.m. Eastern time, or contact Franklin Templeton Fund Information at its toll free number, 1-800-DIAL BEN (1-800-342-5236), to obtain current NAV quotations for the Shares.

      Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law). Tendering Shareholders may be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Shareholders may also be subject to other transaction costs, as described in Section 2.

      1. Terms of the Offer; Termination Date. Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 10% of the Fund’s outstanding Shares, or 4,874,109 Shares in the aggregate, validly tendered on or prior to 11:59 p.m., Eastern time, on July 10, 2002, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

      If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. If more than 4,874,109 Shares are properly tendered pursuant to the Offer (and not withdrawn as provided in Section 4), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met, the Fund will purchase Shares from tendering Shareholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions) according to the number of Shares tendered by each Shareholder (and not timely withdrawn). The Fund does not contemplate extending the Offer and increasing the number of Shares covered thereby by reason of more than 4,874,109 Shares having been tendered.

      Shareholders should consider the relative costs of tendering Shares at a 10% discount to NAV per Share pursuant to the Offer or selling Shares at the market price with the associated transaction costs.

      The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or is otherwise required by applicable law, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

      Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered securities as soon as reasonably practicable after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Termination Date.

      2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 as soon as reasonably practicable after the Termination Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

      For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Shareholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Shareholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

      If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered: (a) certificates for such unpurchased Shares will be returned, without expense to the tendering Shareholder, as soon as practicable following expiration or termination of the Offer; and (b) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility.

      If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

      The purchase price of the Shares will equal 90% of their NAV (a 10% discount) per Share as determined by the Fund at the close of regular trading on the NYSE on July 10, 2002, or such later date to which the Offer is extended (the “Pricing Date”). Tendering Shareholders may be required to pay brokerage commissions or fees. Under the circumstances set forth in Instruction 7 of the Letter of Transmittal, Shareholders may be subject to transfer taxes on the purchase of Shares by the Fund.

      The Fund normally calculates the NAV of its Shares as of and at the close of each NYSE trading day and the calculation is usually available the following business day. On May 31, 2002, the NAV was $10.62 per Share. The Shares are listed on the NYSE. On May 31, 2002, the last sales price at the close of regular trading on the NYSE was $9.43 per Share, representing an -11.21% discount from NAV per Share. The NAV of the Fund’s Shares will be available daily until the Termination Date, by calling the Fund’s Information Agent, toll free at 1-866-825-8878, between 9:00 a.m. and 11:00 p.m. Eastern time, or through Franklin Templeton Fund Information’s toll free number at 1-800-DIAL BEN (1-800-342-5236).

      3. Procedure for Tendering Shares. Shareholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Shareholder validly to tender Shares pursuant to the Offer: (a)(i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase, and (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Shareholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3; or (b) Shareholders must comply with the Guaranteed Delivery Procedure set forth in this Section 3, in all cases prior to the Termination Date.

      Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the U.S. (each, an “Eligible Institution”) unless: (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Shareholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Shareholders who have completed either the “Special Payment Instructions” box or the “Special Delivery Instructions” box on the Letter of Transmittal; or (b) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 6 of the Letter of Transmittal for further information.

      All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, Templeton Asset Management Ltd., the Fund’s investment manager (the “Investment Manager”), the Information Agent, the Depositary, or any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

      Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of: (a) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary; (b) a properly completed and duly executed Letter of Transmittal for such Shares; and (c) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer.

      THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery Procedure

      The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by: (a) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer; and (b) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer before the Termination Date, or the tendering Shareholder must comply with the Guaranteed Delivery Procedure set forth below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

Guaranteed Delivery Procedure

      If certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Termination Date, Shares may be properly tendered provided that: (a) such tenders are made by or through an Eligible Institution; and (b) the Depositary receives, prior to the Termination Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram or facsimile transmission); and (c) the certificates for all tendered Shares, or confirmation of the delivery of Shares delivered into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) business days after the Termination Date (the “Guaranteed Delivery Deadline”).

      4. Rights of Withdrawal. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. After the Termination Date, (including any date to which the Offer is extended) all tenders made pursuant to the Offer are irrevocable.

      To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who previously executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Shares to be withdrawn, which must be all of the Shares tendered, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn also must be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

      All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Fund’s Investment Manager, the Information Agent, the Depositary, or any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

      If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4.

      5. Source and Amount of Funds; Effect of the Offer. The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on May 31, 2002, and if Shareholders tender 10% of the Fund’s outstanding Shares pursuant to the Offer, the estimated payments by the Fund to the Shareholders would be approximately $46,596,482. See the Pro Forma Capitalization table below.

      The Fund expects that the monies to be used by the Fund to purchase Shares pursuant to the Offer will be obtained first from cash on hand and then from (a) the sale of portfolio securities and/or (b) borrowing, each in the amount or amounts determined by the Fund’s Investment Manager, in its reasonable discretion, subject to restrictions or limitations contained in the Fund’s charter documents or prospectus, or any of the Fund’s material agreements, each as amended from time to time, or the rules and regulations promulgated under the 1940 Act. At this time, the Fund has not entered into any financing arrangement to enable any such borrowings. However, the Fund expects to enter into a credit facility on or before the Termination Date. Any such credit facility will have commercially reasonable terms in the determination of the Fund’s Investment Manager and will provide for credit up to an amount sufficient to fund the entire purchase price for Shares in the Offer

      THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

      EFFECT ON NAV AND CONSIDERATION RECEIVED BY TENDERING SHAREHOLDERS. If the Fund were required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the portfolio securities being sold and/or the Fund’s remaining portfolio securities may decline and hence the Fund’s NAV may decline. If any such decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Termination Date. Further, the Fund’s portfolio securities are primarily traded on foreign markets that are particularly volatile. If the value of the portfolio securities were to decline for any reason before the termination of the Offer, the NAV of the Shares would decline. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the Termination Date, if such a decline continued up to the Termination Date, the consideration received by tendering Shareholders would be reduced.

      In addition, the sale of portfolio securities will cause the Fund to incur increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, obtaining the cash to consummate the Offer may result in a decrease in the Fund’s NAV per Share, thereby reducing the amount of proceeds received by tendering Shareholders and the NAV per Share for non-tendering Shareholders.

      Shareholders should note, however, that the Offer may result in an increase to the Fund’s NAV per Share following the Offer, due to the fact that the Purchase Price represents a 10% discount to the Fund’s NAV per Share. The potential increase to the Fund’s NAV per Share may or may not offset in whole or in part any decline in the Fund’s NAV as discussed above.

      The Fund will likely sell portfolio securities during the pendency of the Offer, and possibly for a short time thereafter, to raise cash for the purchase of Shares. Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund will likely hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund will pay for tendered Shares it accepts for payment as soon as reasonably practicable after the Termination Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash through the sale of portfolio securities, borrowings or both, as determined by the Fund’s Investment Manager.

      Recognition of Capital Gains by the Fund. As noted, the Fund will likely be required to sell portfolio securities to finance the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to declare and distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any). This recognition and distribution of gains, if any, would have certain negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 2001, there was net unrealized depreciation of $28,437,664 in the Fund’s portfolio as a whole, and as of December 31, 2001, there was $104,951,475 of net capital loss carryforwards that for tax purposes could offset future gains actually realized.

      In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

      Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See Section 8 of this Offer to Purchase.

      Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases a substantial number of Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer may result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares repurchased.

      Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of May 31, 2002, adjusted to give effect to the offer (excluding expenses and assuming the Fund repurchases the full 4,874,109 Shares):

Pro Forma Capitalization(1)

		Adjustment for
		Purchase at
		$9.56 Per	Pro Forma as
	As of May 31, 2002	Share(2)	Adjusted

Total net assets	$517,779,589	$(46,596,482)	$471,183,107
Shares outstanding	$48,741,093	$(4,874,109)	$43,866,984
NAV per Share(3)	$10.62	$0.12	$10.74

(1)	This table assumes purchases by the Fund of 4,874,109 Shares, equal to 10% of the Fund’s outstanding Shares as of May 31, 2002.

(2)	This amount represents 90% of the Fund’s NAV as determined on May 31, 2002. Shares tendered pursuant to the Offer will be purchased at 10% discount to NAV on the Pricing Date, which may be more or less than $9.56 per Share, and the adjusted NAV per Share also may be more or less than that shown above.

(3)	The NAV per Share of the Fund is normally determined each weekday that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding.

      6. Purpose of the Offer; Plans or Proposals of the Fund. The Board of Directors of the Fund periodically considers potential actions to reduce the extent to which the Shares are trading at a discount from their NAV. On June 22, 2001, in a continuing effort to improve the discount between the Fund’s share price and its NAV per Share, the Board of Directors of the Fund established a nine-month measurement period (commencing August 1, 2001 and ending April 30, 2002) (the “Measurement Period”) for evaluating the discount of the market value of the Shares from their NAV per Share. According to the June 22, 2001 announcement, if the Shares traded at an average discount from NAV per Share of 10% or more during the last 90 days of the Measurement Period, based on the closing price of every trading day during those 90 days, the Board would take one of three actions, which included commencement of a tender offer for a portion of the outstanding Shares. On May 10, 2002, the Board announced that the average discount of the Shares during the last 90 days of the Measurement Period exceeded 10%. Consistent with the announcement made on June 22, 2001, the Board at its May 10, 2002 meeting, approved this tender offer for up to 10% of the Fund’s outstanding Shares at a price equal to 90% of the Fund’s NAV per Share determined by the Fund on the termination date of the Offer. The Board also approved an additional tender offer to commence prior to April 30, 2003 for a minimum of 10% of the Fund’s outstanding Shares at a price of not less than 90% of NAV per Share.

      Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued shares and will be available for issuance by the Fund in the future without further Shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

      NEITHER THE FUND NOR ITS BOARD OF DIRECTORS, NOR THE INVESTMENT MANAGER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH SHAREHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

      7. NAV and Market Price Range of Shares; Dividends. The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years and for the first and second fiscal quarter of 2002 (to May 31, 2002), the NAV per Share (as of the last day of such period), and the High and Low NYSE Market Price per Share during such period were as follows:

	Market Price

	High	Low	Net Asset Value

Fiscal Year Ended December 31, 2000
First Quarter	$10.12	$8.44	$13.05
Second Quarter	8.93	7.44	11.46
Third Quarter	9.25	7.88	11.13
Fourth Quarter	8.44	6.94	9.91

Fiscal Year Ended December 31, 2001
First Quarter	$8.99	$7.25	$10.08
Second Quarter	9.36	7.70	10.60
Third Quarter	8.90	6.06	7.98
Fourth Quarter	7.90	6.51	8.82

Fiscal Year Ended December 31, 2002
First Quarter	$8.42	$7.33	$9.57
Second Quarter (to May 31, 2002)	9.45	7.95	10.62

      IT IS ANTICIPATED THAT NO CASH DIVIDEND WILL BE DECLARED BY THE BOARD OF DIRECTORS WITH A RECORD DATE OCCURRING BEFORE THE EXPIRATION OF THE OFFER AND THAT, ACCORDINGLY, NO DIVIDEND WILL BE PAID ON SHARES PURCHASED PURSUANT TO THE OFFER. THE AMOUNT AND FREQUENCY OF DIVIDENDS IN THE FUTURE WILL DEPEND ON CIRCUMSTANCES EXISTING AT THAT TIME. IN ADDITION, AS PREVIOUSLY DISCLOSED, THE BOARD DISCONTINUED THE FUND’S MANAGED DISTRIBUTION POLICY ON JANUARY 4, 2002.

      8. Federal Income Tax Consequences of the Offer. The following discussion describes certain U.S. federal income tax consequences of tendering Shares in the Offer. Except where noted, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or commodities, traders in securities that elect to mark their holdings to market, insurance companies, persons holding Shares as a part of a hedging, conversion or constructive sale transaction or a straddle or Shareholders whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      As used herein, a U.S. Shareholder means a Shareholder that is: (a) a citizen or resident of the U.S.; (b) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if it (i) is subject to the supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Shareholder” is a Shareholder that is not a U.S. Shareholder.

      An exchange of Shares for cash in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, the Shareholder will, depending on such Shareholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Fund. Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Shareholder: (a) results in a complete termination of the Shareholder’s interest in the Fund; (b) results in a substantially disproportionate redemption with respect to the Shareholder; or (c) is not essentially equivalent to a dividend with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for sale or exchange treatment is met, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Shares purchased in the Offer and the Shareholder’s adjusted basis in such Shares. If such Shares are held as a capital asset, the gain or loss will be capital gain or loss. The maximum tax rate applicable to net capital gains recognized by individuals and other non-corporate taxpayers is (a) the same as the applicable ordinary income rate for capital assets held for one year or less or (b) 20% for capital assets held for more than one year.

      If the requirements of Section 302(b) of the Code are not met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a dividend to the extent of such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits. To the extent that amounts received exceed such Shareholder’s allocable share of the Fund’s current or accumulated earnings and profits, they will be treated as a non-taxable return of capital to the extent of the Shareholder’s adjusted basis in the Shares sold pursuant to the Offer, and any amounts in excess of the Shareholder’s adjusted basis will constitute taxable gain. Any remaining adjusted basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such Shareholder. In addition, if a tender of Shares is treated as a dividend to a tendering Shareholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Shareholder whose proportionate interest in the fund has been increased by such tender.

      Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the offer depends on whether such transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Shareholder as well as the tax characterization of the transaction as either a sale or distribution by the Fund.

      If the sale of Shares pursuant to the Offer is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Shareholder, the Non-U.S. Shareholder will generally be subject to taxation in the same manner as a U.S. Shareholder, described above. In addition, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed Internal Revenue Service (“IRS”) Form W-8ECI, in order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S.

      If the sale of Shares pursuant to the Offer is not so effectively connected and if, as anticipated for most Shareholders, it is treated as a sale or exchange, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. withholding tax provided the Non-U.S. Shareholder is physically present in the U.S. less than 183 days during the taxable year of the sale. If, however, the cash received by a tendering Non-U.S. Shareholder is treated for U.S. tax purposes as a distribution by the Fund, the portion of the distribution treated as a dividend would be subject to a U.S. withholding tax rate of 30% unless a reduced rate of withholding is available pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S.

      The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. The Depositary will determine a shareowner’s status as a Non-U.S. Shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareowner meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” test described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Shareholders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

      Backup Federal Income Tax Withholding. Backup withholding tax will be imposed on the gross proceeds paid to a tendering U.S. Shareholder (as defined in Section 8) unless the U.S. Shareholder provides such U.S. Shareholder’s taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding, complies with applicable requirements of the backup withholding rules or is otherwise exempt from backup withholding. Therefore, each tendering U.S. Shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such U.S. Shareholder otherwise establishes to the satisfaction of the Depositary that such U.S. Shareholder is not subject to backup withholding. Certain U.S. Shareholders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, Non-U.S. Shareholders are not subject to these backup withholding requirements. In order for a Non-U.S. Shareholder to qualify as an exempt recipient, that Non-U.S. Shareholder must submit an IRS Form W-8 or a Substitute Form W-8. Such statements can be obtained from the Depositary.

      TO PREVENT BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

      THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH OWNER’S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

      9. Selected Financial Information. Set forth below is a summary of selected financial information for the Fund for the fiscal years ended December 31, 2001 and December 31, 2000. The information with respect to the two fiscal years has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Shareholders for these years. These reports have previously been provided to Shareholders of the Fund. Copies of the two audited statements can be obtained for free at the website of the U.S. Securities and Exchange Commission (the “Commission”) (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matter contained therein.

Templeton Dragon Fund, Inc.

Summary of Financial Information

For the Periods Indicated Below

	Year Ended	Year Ended
	December 31,	December 31,
	2001	2000

	(Audited)	(Audited)
Statement of Operations:
Investment Income	$19,424,840	$15,454,958
Expenses	7,243,396	9,262,573
Net investment income	12,181,444	6,192,385
Net gain (loss) on investments and foreign currency transactions	(35,849,637)	89,849,291
Net unrealized appreciation (depreciation)	18,013,935	(191,806,709)
Net increase (decrease) in net assets from operations	$(5,654,258)	$(95,765,033)
Statement of Assets and Liabilities (At End of Period):
Total assets	$430,711,488	$487,939,771
Total liabilities	822,258	2,848,406
Net assets	$429,889,230	$485,091,365
Net asset value per share	$8.82	$9.91
Shares outstanding	48,741,093	48,948,193
Selected Data for a Share Outstanding Throughout Each Period:
Net asset value, beginning of period	$9.91	$12.75
Net investment income	0.25	0.12
Net realized and unrealized gain (loss)	(0.37)	(2.01)
Total from investment operations	(0.12)	(1.89)
Capital share repurchases	0.01	0.22
Distributions from net investment income	(0.23)	(1.17)
Distributions from tax return of capital	(0.75)	—
Total distributions	(0.98)	(1.17)
Net asset value, end of period	$8.82	$9.91
Market value, end of period	$7.49	$7.25
Total return based on market value	16.95%	-15.31%
Ratios:
Expenses to average net assets	1.54%	1.56%
Net investment income to average net assets	2.58%	1.04%

      10. Certain Information Concerning the Fund and the Fund’s Investment Manager. The Fund is a closed-end, non-diversified management investment company, organized as a Maryland corporation. The Fund first issued Shares to the public in September 1994. On May 29, 2002, the Shareholders approved a reorganization of the Fund from a Maryland corporation to a Delaware business trust. This reorganization will not be effected until after completion of this Offer.

      As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Shareholder and does not continuously offer its Shares for sale to the public. The Fund’s investment objective is long-term capital appreciation which it seeks to achieve by investing primarily in equity securities of China companies, Japan companies and Asia Pacific companies (each as defined in the Fund’s Prospectus). The principal executive offices and business address of the Fund are located at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394-3091. The Fund’s business telephone number is (954) 527-7500.

      Templeton Asset Management Ltd. serves as the Investment Manager to the Fund. The Investment Manager is an indirect wholly-owned subsidiary of Franklin Resources, Inc. The Investment Manager is a corporation organized under the laws of Singapore and is a registered investment adviser under the 1940 Act. The Investment Manager has served as investment manager since the Fund’s inception. The branch office of the Investment Manager from which the Fund is managed is Two Exchange Square, Suite 3905-08, Connaught Road, Central Hong Kong.

      The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Offer to Purchase on Schedule TO with the Commission. Such reports and other information are available for inspection at the public reference room at the Commission’s office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund’s filings are also available to the public on the Commission’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares. The directors and executive officers of the Fund and the aggregate number and percentage of the Shares each of them beneficially owns is set forth in the table below. The address of each of them is in care of the Fund at 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394-3091.

	Number of Shares	Percentage of Shares
Name and Position	Beneficially Owned	Beneficially Owned

Charles B. Johnson,	16,337.081	0.034%
Chairman of the Board, Director & Vice President
Harris J. Ashton,	500	0.001%
Director
Nicholas F. Brady,	1,000	0.002%
Director
Harmon E. Burns,	3,411.56	0.007%
Vice President
Frank J. Crothers,	0	0.000%
Director
Jeffrey A. Everett,	0	0.000%
Vice President
Martin L. Flanagan,	1,000	0.002%
Director & Vice President
S. Joseph Fortunato,	100	0.000%
Director
David P. Goss,	0	0.000%
Vice President & Assistant Secretary

	Number of Shares	Percentage of Shares
Name and Position	Beneficially Owned	Beneficially Owned

Barbara J. Green,	0	0.000%
Vice President & Secretary
Andrew H. Hines, Jr.,	0	0.000%
Director
Edith E. Holiday,	100	0.000%
Director
Charles E. Johnson,	1,110.889	0.002%
Vice President
Rupert H. Johnson, Jr.,	2,000	0.004%
Vice President
John R. Kay,	0	0.000%
Vice President
Betty P. Krahmer,	9,000	0.018%
Director
Gordon S. Macklin,	2,000	0.004%
Director
Michael O. Magdol,	0	0.000%
Vice President, AML Compliance
Fred R. Millsaps,	0	0.000%
Director
Mark Mobius,	0	0.000%
President
Bruce S. Rosenberg,	0	0.000%
Treasurer
Murray L. Simpson,	0	0.000%
Vice President & Assistant Secretary
Constantine D. Tseretopoulos,	0	0.000%
Director

      During the 60 days prior to the date of this Offer to Purchase, the Fund has not effected repurchases of any Shares in the open market. In addition, as previously announced on May 10, 2002, the Fund has discontinued its open market Share repurchase program.

      Neither the Fund nor any subsidiary of the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s executive officers or directors, has effected any other transaction in Shares during the past 60 days.

      Except as set forth in the Offer, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s executive officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      12. Certain Legal Matters; Regulatory Approvals. The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13.

      13. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if: (a) such transactions, if consummated, would (i) result in the delisting of the Shares from the NYSE, the Osaka Securities Exchange or any other securities exchange, (ii) result in a failure to comply with applicable asset coverage requirements under the 1940 Act in the event any senior securities are issued and outstanding; or (iii) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (b) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund’s Shares that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Shareholders; (c) there is (i) in the Board of Directors’ judgment, any material legal or governmental action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund or the Offer, (ii) any suspension of or limitation on prices for trading securities generally on the NYSE, the Osaka Securities Exchange or other national or foreign securities exchange(s), or NASDAQ, (iii) any declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the U.S. or New York State, (iv) any limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (v) any commencement of war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the U.S., (vi) in the Board of Directors’ judgment, any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the U.S. or abroad, (vii) in the Board of Directors’ judgment, any change in the general political, market, economic or financial conditions of the U.S. or abroad that could have a material adverse effect on the Fund or the Offer, (viii) in the case of the existence of any of the foregoing at the time of commencement of the Offer, any material acceleration or worsening thereof, in the Board of Directors’ judgment, or (ix) in the Board of Directors’ judgment, other event or condition which would have a material adverse effect on the Fund or its Shareholders if Shares were repurchased; (d) a tender or exchange offer for any of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Fund shall have been proposed, announced or made by any person (other than the reorganization of the Fund from a Maryland corporation to a Delaware business trust or a transaction initiated by the Fund or the Fund’s Investment Manager), or (e) the Board of Directors determines that (i) payment of the purchase price for Shares is not authorized pursuant to the applicable rules and regulations of the Maryland General Corporation Law or the 1940 Act with respect to the repurchase of securities by an issuer, or (ii) effecting any such transaction would constitute a breach of their fiduciary duty owed the Fund or its Shareholders.

      The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

      A public announcement shall be made of a material change in such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or as otherwise required by applicable law.

      If the Offer is suspended or postponed, the Fund will provide notice to Shareholders of such suspension or postponement.

      14. Fees and Expenses. The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

      The Fund has retained Mellon Investor Services, LLC to act as Depositary and Information Agent. Mellon Investor Services, LLC will receive reasonable and customary compensation for its service as Depositary and Information Agent, will also be reimbursed for certain out-of-pocket expenses, and will be indemnified against certain liabilities by the Fund.

      15. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

      The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. However, the Fund reserves the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law or the laws of any other jurisdiction deemed applicable to the Offer, the Fund believes that the exclusion of Shareholders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

      16. Contacting the Depositary and Information Agent. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Shareholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below.

The Depositary for the Offer is:

Mellon Investor Services, LLC

For Account Information Call:

Toll Free: 1-866-825-8878

By Registered, Certified, Express Mail or
By First Class Mail: Post Office Box 3301 South Hackensack, NJ 07606	Overnight Courier: 85 Challenger Road Mail Stop-Reorg Ridgefield Park, NJ 07660 Attention: Reorganization Dept.	By Hand: 120 Broadway, 13th Floor New York, NY 10271

      Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other documents may be directed to the Information Agent at its telephone number and location listed below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services, LLC

44 Wall Street, 7th Floor
New York, New York 10005

Toll Free: 1-866-825-8878

Templeton Dragon Fund, Inc.